4868-5526-7739.2 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF WABASH NATIONAL CORPORATION Wabash National Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows: 1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 13, 1991, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 19, 1991, a Certificate of Merger filed with the Secretary of State of the State of Delaware on September 19, 1991, and a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 13, 2010 (as so amended, the “Certificate of Incorporation”). 2. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the GCL. 3. Article TENTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows: The Corporation shall indemnify, to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he or she, his or her testator or his or her intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. To the fullest extent permitted by the GCL, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, in the case of directors only, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 22nd day of May, 2024. WABASH NATIONAL CORPORATION By: /s/ M. Kristin Glazner Name: M. Kristin Glazner Title: Senior Vice President, Chief Administrative Officer, Corporate Secretary